SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Xicor, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Xicor, Inc.
933 Murphy Ranch Rd.
Milpitas, CA 95035
Tel: 408 432-8888
Fax: 408 432-0640

May 2, 2003

Dear Fellow Shareholder:

      You are cordially invited to attend the Xicor, Inc. Annual Meeting of Shareholders to be held at Xicor, Inc., 933 Murphy Ranch Road, Milpitas, California, on Tuesday, June 3, 2003 at 10:00 a.m. local time.

      Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

      Mr. Geoffrey Winkler will retire from the Board in June and is not a nominee for election. On behalf of the Board, I would like to thank Geoff for his four years of service as a director. We are very grateful to him for his many contributions during his tenure on the Board.

      We hope you plan to attend the meeting. However, if you will not be able to join us, we encourage you to vote by signing, dating and promptly returning the accompanying proxy card.

      Thank you for your ongoing support of and continued interest in Xicor.

Sincerely,

LOUIS DINARDO
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT TO THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENVELOPE PROVIDED.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING RIGHTS
PROXIES
COSTS OF SOLICITING PROXIES
QUORUM: ABSTENTIONS; BROKER NON-VOTES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
OTHER MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
OPTION GRANTS IN 2002
AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AT DECEMBER 31, 2002
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
PROPOSALS INTENDED TO BE PRESENTED AT NEXT ANNUAL MEETING

XICOR, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 3, 2003

To the Shareholders of XICOR, INC.:

      The Annual Meeting of Shareholders of Xicor, Inc., (the “Company” or “Xicor”) a California corporation, will be held at Xicor, Inc., 933 Murphy Ranch Road, Milpitas, California, on Tuesday, June 3, 2003 at 10:00 a.m. local time for the purpose of considering and acting upon the following proposals:

(1)	To elect a Board of six directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2003; and

(3)	To transact such other business as may properly come before the Annual Meeting.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on April 4, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any continuation and adjournment thereof.

      The Company’s 2002 Annual Report to Shareholders accompanies this Notice of Meeting and Proxy Statement.

By Order of the Board of Directors

GERALDINE N. HENCH
Vice President, Finance and Administration and Assistant Secretary

Milpitas, California

May 2, 2003

XICOR, INC.

Corporate Headquarters: 933 Murphy Ranch Road Milpitas, CA 95035	Place of Meeting: Xicor, Inc. 933 Murphy Ranch Road Milpitas, CA 95035

Telephone: (408) 432-8888

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 3, 2003

APPROXIMATE DATE OF MAILING: MAY 2, 2003

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Xicor, Inc. (the “Company” or “Xicor”) of proxies for use at the Annual Meeting of Shareholders of Xicor (the “Annual Meeting”) to be held on Tuesday, June 3, 2003 at 10:00 a.m. local time and at any adjournment or postponement of the Annual Meeting.

VOTING RIGHTS

      Shareholders of record of Xicor as of the close of business on April 4, 2003 have the right to receive notice of and to vote at the Annual Meeting. On April 4, 2003, Xicor had issued and outstanding 24,040,072 shares of Common Stock, the only class of voting securities outstanding. Each share of Common Stock is entitled to one vote.

      Under the California Corporations Code, a shareholder may give notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate such shareholder’s votes. If any one shareholder has given such notice, each shareholder voting at the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or distribute such votes, on the same principle, among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more candidates than the number of directors to be elected.

PROXIES

      Properly executed and unrevoked proxies received by Xicor will be voted at the Annual Meeting in accordance with the instructions thereon. If no directions are indicated on a proxy, the shares represented thereby will be voted (i) “FOR” the election of each of the Company’s nominees as a director, and (ii) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the period ending December 31, 2003. In addition, the rules of the Securities and Exchange Commission provide that a proxy may confer discretionary authority to vote on a matter for an annual meeting of shareholders if the proponent fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement. The Company did not receive notice of any non-management proposals for the Annual Meeting and accordingly, management may use its discretionary voting authority to vote on any such proposals at the Annual Meeting.

      Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by filing with the Secretary of Xicor (i) a signed written statement revoking the proxy or (ii) an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attendance at the Annual Meeting and election to vote in person. Attendance at the Annual Meeting will not by itself constitute the revocation of a proxy.

COSTS OF SOLICITING PROXIES

      The expense of solicitation of proxies will be borne by Xicor. In addition to solicitation of proxies by mail, certain officers, directors and Xicor employees who will receive no additional compensation for their services may solicit proxies by telephone, facsimile or personal interview. Xicor is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

QUORUM: ABSTENTIONS; BROKER NON-VOTES

      The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR”, “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares “represented and voting” at the Annual Meeting (the “Votes Cast”) with respect to such matter.

      While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal.

      Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      A Board of six directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the six nominees named below. In the event that any nominee should become unavailable for any presently unforeseen reason, the proxy holders will vote in their discretion for a substitute nominee. If additional persons are nominated for election as director, the proxy holders intend to vote all proxies received by them in such a manner and, if applicable, in accordance with cumulative voting, as will ensure the election of as many of the nominees listed below as possible, and, in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

      The names of the nominees, and certain other information, are set forth below:

	Age (as of		Director
Name	June 3, 2003)	Office	Since

J. Daniel McCranie*	59	Chairman of the Board	2000
Louis DiNardo	43	President and Chief Executive Officer and Director	2000
Julius Blank*	78	Director	1978
Andrew W. Elder*	52	Director	1982
John R. Harrington	49	Director	2002
Emmanuel T. Hernandez*	47	Director	2001

*	Member of Audit Committee

      J. Daniel McCranie, Chairman of the Board. Mr. McCranie joined Xicor’s Board of Directors in August 2000 and became the Chairman of the Board in November 2000. From 1993 until 2000, Mr. McCranie was Vice President of Marketing and Sales at Cypress Semiconductor Corporation. From 1986 through 1993 Mr. McCranie was Chairman and CEO of SEEQ Technology. He also held the position of Vice President — Marketing and Sales at SEEQ from 1981 to 1986. Prior to 1981, Mr. McCranie held marketing and sales positions at Harris Semiconductor, AMD, American Microsystems and Signetics. Mr. McCranie is also a director of California Micro Devices Corp, Chairman of the Board of On Semiconductor Corp. and a director of ASAT Holdings Limited. Mr. McCranie received a BSEE degree from Virginia Polytechnic Institute.

      Louis DiNardo, President, Chief Executive Officer and Director. Mr. DiNardo joined Xicor as President and Chief Executive Officer in November 2000. He has been involved in sales, marketing and operations within the semiconductor industry for over 20 years. Mr. DiNardo came to Xicor from Linear Technology Corporation (LTC), where he was General Manager of Mixed-Signal Products. During his 13 years at LTC, Mr. DiNardo held positions as Vice President — Marketing, Director of North American Distribution, and Area Sales Manager. Prior to LTC, Mr. DiNardo worked for 8 years at Analog Devices, where he was involved primarily in Field Sales and Applications. Mr. DiNardo received his bachelor’s degree from Ursinus College.

      Julius Blank, Director. Mr. Blank is one of Xicor’s founders and has been a business consultant to high technology companies and a private investor for more than five years. Mr. Blank holds a degree in mechanical engineering from CCNY.

      Andrew W. Elder, Director. Mr. Elder is the founder and since March 1992 has been President of Stratis Corporation, a producer of plastic material handling products. Mr. Elder received a BA from Duke University and an MBA from the Wharton School at the University of Pennsylvania.

      John R. Harrington, Director. Mr. Harrington is a general partner of Advanced Technology Ventures (ATV), a leading venture capital firm focused on investments in communications, infrastructure, software & services, and healthcare, located in Palo Alto, California. From October 1996 until he joined ATV in February 2000, Mr. Harrington was President and Chief Executive Officer of ObjectStream, a communications software company. He also held senior executive positions in marketing, sales and operations at Lucent Technologies and AT&T. Mr. Harrington holds a BS in Biochemistry from Iowa State University and an MBA from the University of Colorado.

      Emmanuel T. Hernandez, Director. Mr. Hernandez has been Senior Vice President, Finance and Administration, and Chief Financial Officer of Cypress Semiconductor Corporation since January 1994 and was their Corporate Controller from June 1993 through January 1994. Prior to joining Cypress Semiconductor Corporation, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez is also a director of On Semiconductor Corp. and a director of SunPower Corporation. Mr. Hernandez has the degree of B.S.C. in accounting from the University of Nueva Coceres in the Philippines, is a certified public accountant, and has the degree of Master of Business Administration from Golden Gate University.

Director Not Standing for Re-Election

      Geoffrey C. Winkler who is currently serving as a director on the Board, will not be standing for re-election to the Board at the Annual Meeting. In accordance with the provisions of the Company’s Bylaws, the Board has passed a resolution which will reduce the fixed number of directors on the Board from seven to six directors immediately prior to the commencement of the Annual Meeting.

Board Committees and Meetings

      The total number of regular and special meetings of the Board of Directors held in the last fiscal year was ten. The Board also has the following committees: Audit Committee, Employee Stock Option Committee, Employee Incentive Cash Bonus Profit Sharing Committee, Executive Compensation Committee, Special Committee for Headquarters and a Nominating Committee which was recently expanded to become the Corporate Governance and Nominating Committee. Every director attended at least 75% of the meetings of the Board and the Committees on which such director serves.

      The Audit Committee of the Board presently consists of Julius Blank, Andrew W. Elder, Emmanuel T. Hernandez and J. Daniel McCranie. This Committee has the responsibility to review the scope of the annual audit, recommend to the Board of Directors the appointment of the independent public accountants and meet with the independent accountants to review the quarterly and annual results of operations, the sufficiency of financial reporting and the adequacy of systems and internal controls. This committee held six meetings during the 2002 fiscal year.

      The Employee Stock Option Committee, which presently consists of Louis DiNardo, J. Daniel McCranie and Emmanuel T. Hernandez, met six times during the last fiscal year. This committee administers Xicor’s stock option plans for all employees other than executive officers. In July 2002, Mr. Hernandez was appointed to the Employee Stock Option Committee in place of Mr. Blank. In October 2002, the Board of Directors delegated to a committee of two directors, consisting of Louis DiNardo and Julius Blank, the authority to grant options to non-officer employees to the extent such options fall within standard guidelines previously approved by the Board.

      The Employee Incentive Cash Bonus Profit Sharing Committee, which presently consists of Julius Blank, J. Daniel McCranie and Geoffrey C. Winkler, met once in 2002. This committee administers Xicor’s employee incentive cash bonus profit sharing program. In July 2002, Mssrs. McCranie and Winkler were appointed to the Employee Incentive Cash Bonus Profit Sharing Committee in place of Mssrs. DiNardo and Elder. Mr. Winkler will not be replaced on the committee when he retires.

      The Executive Compensation Committee, which presently consists of Andrew W. Elder, J. Daniel McCranie and Emmanuel T. Hernandez, met twice during 2002. In July 2002, the Executive Stock Option Committee was merged into this committee, and Mr. Hernandez was appointed to the Executive Compensation Committee in place of Mr. Winkler. This committee administers the compensation and stock option grants for Xicor’s executive officers.

      The Special Committee for Headquarters, consisting of Julius Blank, Louis DiNardo, Emmanuel T. Hernandez and J. Daniel McCranie, was established in July of 2002. The committee met twice during 2002. The purpose of this committee was to evaluate the possible relocation of the Company’s headquarters and to pursue possible relocation alternatives. The committee completed its objective with our relocation to a new corporate headquarters, and accordingly, this Special Committee has now been dissolved.

      The Corporate Governance and Nominating Committee, which presently consists of Louis DiNardo, J. Daniel McCranie, Emmanuel T. Hernandez and Geoffrey C. Winkler, met twice during 2002. In July 2002, Mr. Hernandez was appointed to the committee and, in January 2003, Mr. Winkler was appointed to the committee. Mr. Winkler will not be replaced on the committee when he retires. The purposes of the committee are to develop principles of corporate governance and recommend them to the Board for its consideration and approval, to ensure compliance with such principles once they have been adopted, and to seek qualified candidates for nomination and appointment to the Board of Directors. The committee selects such candidates by evaluating potential candidates’ decision-making ability, business experience, technological background, personal integrity, reputation, time commitment as well as other factors. The committee conducts its evaluation of potential candidates independently and confidentially. The committee will consider candidates for the Board of Directors recommended by stockholders, which may be submitted by writing to the Secretary of Xicor giving the recommended candidate’s name, biographical data and qualifications. In 2003 the Corporate Governance and Nominating Committee nominated the candidates identified in this proxy for election to Xicor’s Board of Directors.

Compensation of Directors

      All directors except Louis DiNardo received $2,040 per month in cash plus expenses.

      In 2000, Xicor adopted the 2000 Director Option Plan (the “2000 Director Plan”) that provides for an initial grant of 25,000 options to new outside directors vesting in 33 1/3% annual increments commencing one year from date of grant, and automatic annual grants of 10,000 options vesting 100% one year from date of grant. In 2002, options for 75,000 shares were granted under the 2000 Director plan. All options expire no later than ten years from date of grant. All options were granted at 100% of the fair market value of the stock at the date of grant.

      In December 2002, in light of Mr. McCranie’s extraordinary commitments of time and expertise to Xicor in his capacity as Chairman of the Board, the Board of Directors granted Mr. McCranie an option to purchase 50,000 shares of common stock pursuant to the 1998 Stock Option Plan. Fifty percent of the shares subject to the stock option vest one year from date of grant and  1/12th of the remaining shares vest each month thereafter. The option expires no later than ten years from date of grant. The option was granted at 100% of the fair market value of the stock at the date of grant.

Vote Required

      The six nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL SIX NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2003.

      PricewaterhouseCoopers LLP has served as our independent accountants since 1980. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to questions.

      Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants is not required by our by-laws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice.

      If the shareholders fail to ratify the selection of our independent accountants, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in ours and our shareholders’ best interests.

Fees billed to Xicor by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2002 are as follows:

•	Audit Fees: Audit fees billed to us by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2002, for the audit of our annual financial statements and the review of our financial statements included in our quarterly reports on Form 10-Q totaled $155,000.

•	Financial Information Systems Design and Implementation Fees: We did not engage PricewaterhouseCoopers LLP to provide advice regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

•	All Other Fees: Fees billed for all other services rendered by PricewaterhouseCoopers LLP totaled $45,000, consisting of $40,000 for accounting consultations in connection with an acquisition and assistance with 1933 Securities Act filings and $5,000 for income tax compliance services. The Audit Committee does not consider the non-audit related services provided by PricewaterhouseCoopers LLP during fiscal 2002 as incompatible with PricewaterhouseCoopers LLP maintaining its independence.

Vote Required

      The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2003.

      THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” SUCH RATIFICATION.

OTHER MATTERS

      Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership by Directors, Management and Principal Stockholders

      The following table contains information required by applicable rules of the SEC regarding the ownership of our common stock on April 4, 2003, by:

•	the shareholders we know to own more than 5% of our outstanding common stock;

•	each director and nominee for director;

•	each executive officer and other persons named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

			Shares
			Acquirable		Total	Beneficial
	Shares	+	Within	=	Beneficial	Percent
Beneficial Owner(1)	Owned(2)		60 Days(3)		Ownership	Ownership(4)

5% Shareholders:
Franklin Resources, Inc.(5)	1,576,270		2,896,450		4,472,720	16.6%
One Franklin Parkway
San Mateo, CA 94403
Wellington Management Company, LLP(6)	1,829,200		0		1,829,200	7.6%
75 State Street
Boston, MA 02109

			Shares
			Acquirable		Total	Beneficial
	Shares	+	Within	=	Beneficial	Percent
Beneficial Owner(1)	Owned(2)		60 Days(3)		Ownership	Ownership(4)

RS Investment Management Co. LLC(7)	1,579,000		0		1,579,000	6.6%
388 Market Street
San Francisco, CA 94111
The TCW Group, Inc.(8)	1,385,405		0		1,385,405	5.8%
865 South Figueroa Street
Los Angeles, CA 90017
Barclays Global Investors, NA(9)	1,180,579		0		1,180,579	4.9%
45 Fremont Street
San Francisco, CA 94105
Directors, Nominees for Director and Named Executive Officers:
Louis DiNardo	25,000		434,375		459,375	1.9%
J. Daniel McCranie	75,000		66,875		141,875	*
Julius Blank	42,000		45,500		87,500	*
Andrew W. Elder	25,350		40,500		65,850	*
John R. Harrington	0		0		0	*
Emmanuel T. Hernandez	4,000		26,667		30,667	*
Geoffrey Winkler	0		60,552		60,552	*
Geraldine N. Hench	6,950		138,083		145,033	*
Robert Mahoney(10)	0		0		0	*
James L. McCreary	115,000		110,625		225,625	*
R. Todd Smathers	0		97,916		97,916	*
All directors and named executive officers as a group (11 persons, consisting of 5 officers and 6 non-employee directors)	293,300		1,021,093		1,314,393	5.2%

*	Less than 1%

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Xicor, Inc., 933 Murphy Ranch Road, Milpitas, CA 95035.

(2)	For each person, the “Shares Owned” column may include shares attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has (or shares) voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of a stock option. Unless otherwise indicated, for each person the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after April 4, 2003.

(4)	The percent ownership of each shareholder on April 4, 2003 is calculated by dividing (1) that shareholder’s total beneficial ownership of shares by (2) 24,040,072 shares plus any shares acquirable by that shareholder within 60 days after April 4, 2003.

(5)	Based solely on information provided by Franklin Resources, Inc. in a Schedule 13G filed with the U.S. Securities and Exchange Commission, or SEC. Shares are held by one or more investment companies or accounts which are advised by a subsidiary of Franklin Resources, Inc. Shares acquirable by Franklin Resources, Inc. within 60 days consist of 2,228,000 shares of common stock that would result upon the conversion of $25 million Convertible Notes issued by the Company and 668,450 shares of common stock that would result upon exercise of warrants issued by the Company in connection with the Convertible Notes.

(6)	Based solely on information provided by Wellington Management Company, LLP (“WMC”) in a Schedule 13G filed with the SEC. WMC has shared voting power over 907,400 shares and shared dispositive power over all shares.

(7)	Based solely on information provided by RS Investment Management Co. LLC (“RS”) in a Schedule 13G filed with the SEC. RS has shared voting power and shared dispositive power over all shares.

(8)	Based solely on information provided by The TCW Group, Inc. (“TCW”) in a Schedule 13G filed with the SEC. TCW has shared voting power and shared dispositive power over all shares.

(9)	Based solely on information provided by Barclays Global Investors N.A. (“Barclays”) in a Schedule 13GA filed with the SEC. Shares beneficially owned by Barclays include 120,463 shares beneficially owned by Barclays Global Fund Advisors. Barclays has sole voting power and sole dispositive power over 1,060,116 shares, and Barclays Global Fund Advisors has sole voting power and sole dispositive power over 122,919 shares.

(10)	Mr. Mahoney, our former Vice President, Worldwide Sales, ceased being an executive officer in November 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms for 2002, Xicor believes that all applicable filing requirements have been complied with.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee of Xicor’s Board of Directors serves as the representative of Xicor’s Board of Directors for general oversight of Xicor’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The charter of the Audit Committee, as approved by the Board of Directors, is attached to this proxy statement as Appendix A.

      Xicor’s management has primary responsibility for preparing Xicor’s financial statements and for its financial reporting process. Xicor’s independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of Xicor’s audited financial statements to generally accepted accounting principles.

      In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with Xicor’s management.

2.	The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

3.	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants the indepen-

dent accountants’ independence, including whether the independent accountants’ provision of non-audit services to Xicor is compatible with the independent accountants’ independence.

      Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to Xicor’s Board of Directors and the Board approved, that the audited financial statements be included in Xicor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

      Each of the members of the Audit Committee is independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Emmanuel T. Hernandez, Committee Chairman
Julius Blank
Andrew W. Elder
J. Daniel McCranie

REPORT OF THE COMPENSATION COMMITTEE

      Xicor applies a consistent philosophy to compensation for all employees, including senior management, based on the premise that the achievements of Xicor result from the coordinated efforts of all individuals working toward common objectives. Xicor strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

Compensation Philosophy

      The goals of the compensation program are to align compensation with business objectives and performance, and to enable Xicor to attract, retain and reward executive officers who contribute to the long-term success of Xicor. Xicor’s compensation program for its Chief Executive Officer and other executive officers is based on the same four principles applicable to compensation decisions for all Xicor employees:

•	Xicor pays competitively.

Xicor is committed to providing a pay program that helps attract and retain high caliber executives. To ensure that pay is competitive, Xicor compares its pay practices for its Chief Executive Officer and other executives with those of other electronics companies, with particular emphasis on semiconductor companies of similar size, and sets its pay parameters based on this review.

•	Xicor compensates for relative sustained performance.

The Chief Executive Officer and other executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which business plan goals are met, including such factors as operating profit, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing progress against set objectives and business goals.

•	Xicor strives for fairness in the administration of compensation.

Xicor strives to achieve a balance of the compensation paid to a particular executive and the compensation paid to other executives both inside Xicor and at comparable companies.

•	Xicor believes that executives should understand the performance evaluation and compensation administration process.

The process of assessing performance is as follows: At the beginning of the performance cycle, the evaluating executive (or in the case of the Chief Executive Officer, the Board of Directors) sets objectives and key goals. The executive is given ongoing feedback on performance. At the end of the performance cycle, the accomplishment of objectives and key goals is evaluated, the results compared to the results of peers within the Company and the comparative results are communicated to the executive. The comparative result affects decisions on salary, bonuses and stock options.

Compensation Vehicles

      Xicor uses a compensation program that consists of the following cash- and equity-based vehicles:

Cash-Based Compensation

Salary and Bonus

      Xicor sets base salary and determines bonus amounts for the Chief Executive Officer and other executives by reviewing corporate and individual performance and the aggregate of base salary and annual bonus for comparable positions in the electronics industry, with emphasis on comparable size semiconductor companies.

Cash Profit Sharing

      Xicor has an employee incentive cash bonus profit sharing program (the “Program”). Under the Program, twice a year (two profit sharing periods) up to 15% of Xicor’s consolidated operating income, excluding certain non-product sales and restructuring charges and credits, is distributed to all employees including the Chief Executive Officer and other executive officers as Xicor believes that all employees share the responsibility of achieving profits. The exact percentage to be distributed is determined by a Committee of the Board of Directors; however, excluding restructuring charges, such distribution may not cause Xicor to report a net loss after taxes for the respective profit sharing period. The same profit sharing percentage applies to each employee, with the payment determined by applying this percentage to the individual’s base salary. No profit sharing bonuses were paid relating to 2002.

Equity-Based Compensation

Stock Option Program

      Stock options are granted to provide additional incentives to key employees to work to maximize shareholder value. The option program also utilizes vesting periods to encourage key employees, including executive officers, to continue in the employ of Xicor. Xicor has a 1990 Incentive and Non-Incentive Stock Option Plan, a 1998 Non-Statutory Stock Option Plan and a 2002 Stock Option Plan. Outside Directors may not be granted options under the 1990 Incentive and Non-Incentive Stock Option Plan. Executive officers are eligible to receive stock options under all plans.

Chief Executive Officer Compensation

      In determining Mr. DiNardo’s compensation for the fiscal year ended December 31, 2002, the Executive Compensation Committee reviewed industry surveys of compensation paid to chief executive officers of comparable companies, with a focus on those companies located in the San Francisco Bay Area, and evaluated achievement of corporate and individual objectives for the fiscal year.

      In light of the economic downturn experienced by the semiconductor industry in 2002 and pending a return to profitability, base salaries for executive officers were not adjusted in 2002 nor were incentive bonuses paid to executive officers. Thus, Mr. DiNardo’s 2002 base salary remained at its fiscal year 2001 level of

$350,000, and he did not receive a bonus in fiscal year 2002. Additionally, Mr. DiNardo did not receive an option grant in fiscal year 2002.

EXECUTIVE COMPENSATION COMMITTEE

Andrew W. Elder
J. Daniel McCranie
Emmanuel T. Hernandez

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the Compensation Committee was or is an officer or employee of Xicor or any of its subsidiaries. No executive officer of Xicor serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of Xicor’s Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

      The following table sets forth a summary of the compensation earned during the last three fiscal years by our Chief Executive Officer, our three other most highly compensated executive officers serving at the end of our last fiscal year, and a former executive officer.

Summary Compensation Table

				Long-Term
				Compensation
				Awards
	Annual Compensation			Securities
				Underlying	All Other
Name and Principal Positions	Year	Salary ($)	Bonus ($)(1)	Options	Compensation

Louis DiNardo(2)	2002	$350,000	—	—	—
President and Chief	2001	350,002	$175,000	150,000	—
Executive Officer	2000	41,731	—	600,000	—
Geraldine N. Hench	2002	220,001	—	50,000	$5,331	(6)
Vice President, Finance and	2001	220,002	50,000	50,000	5,281	(6)
Administration	2000	203,744	14,971	70,000	5,281	(6)
Robert Mahoney(3)	2002	218,839	100,000	—	6,735	(7)
Former Vice President,	2001	48,080	21,154	375,000	423	(8)
Worldwide Sales
James L. McCreary(4)	2002	236,309	—	—	1,100	(8)
Vice President, Engineering	2001	234,491	20,000	75,000	1,050	(8)
	2000	223,801	5,340	40,000	1,050	(8)
R. Todd Smathers(5)	2002	225,000	—	50,000	—
Senior Vice President,	2001	32,088	—	200,000	—
Operations

(1)	Includes bonuses and amounts earned under the Employee Incentive Cash Bonus Profit Sharing Program. Amounts for Mr. Mahoney include sales commissions.

(2)	Mr. DiNardo joined Xicor as President and Chief Executive Officer and a director on November 17, 2000.

(3)	Mr. Mahoney joined Xicor as Vice President Worldwide Sales on October 1, 2001. His employment with Xicor terminated in November 2002.

(4)	Mr. McCreary was appointed Vice President, Technology in February 2003 and ceased being an executive officer at that time.

(5)	Mr. Smathers joined Xicor as Senior Vice President, Operations on October 10, 2001.

(6)	Represents matching contribution under Xicor’s 401(k) Plan and $4,231 received as payment for unused vacation time.

(7)	Represents $385 matching contribution under Xicor’s 401(k) Plan, $2,637 received as payment for accrued vacation and $3,713 of imputed interest income on employee loan. (See certain relationships and related transactions.)

(8)	Represents matching contributions under Xicor’s 401(k) plan.

OPTION GRANTS IN 2002

      The following table sets forth information concerning stock options granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 2002:

	Individual Grants				Potential Realizable
Value at Assumed
	Number of				Annual Rates of
	Securities				Stock Price
	Underlying	% of Total			Appreciation for
	Options	Options	Exercise		Option Term(2)
	Granted	Granted to	Price	Expiration
	(#)	Employees	($/Share)	Date	5% ($)	10% ($)

Louis DiNardo	—	—	—	—	—	—
Geraldine N. Hench	50,000 (1)	1.6%	$4.60	7/25/12	$144,646	$366,561
Robert Mahoney	—	—	—	—	—	—
James L. McCreary	—	—	—	—	—	—
R. Todd Smathers	50,000 (1)	1.6%	4.60	7/25/12	144,646	366,561

(1)	25% of the shares subject to the option vest one year from date of grant and 1/36th of the remaining options vest each month thereafter.

(2)	The potential realizable value is based on the term of the option (10 years) at the date of grant. It is calculated by assuming that the stock price on the date of grant (which is equal to the exercise price) appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and the stock sold on the last day of the option term for the appreciated stock price. All values are calculated based on SEC regulations and do not reflect Xicor’s estimate of future stock price appreciation. Actual gains, if any, are dependent on the future performance of Xicor’s Common Stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND

OPTION VALUES AT DECEMBER 31, 2002

      The following table sets forth certain information concerning stock option exercises during the year ended December 31, 2002 by the executive officers named in the Summary Compensation Table and the number and value of unexercised options held by each named executive officer at December 31, 2002:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Number of		Options Held at		In-the-Money Options at
	Shares		December 31, 2002		December 31, 2002(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Louis DiNardo	—	—	356,250	393,750	—	—
Geraldine N. Hench	—	—	125,375	118,125	$61,283	$17,466
Robert Mahoney(3)	—	—	119,792	—	—	—
James L. McCreary	—	—	212,813	62,187	330,687	26,198
R. Todd Smathers	—	—	76,042	173,958	—	—

(1)	Value represents the difference between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2)	Value of unexercised in-the-money options represents the difference between the closing price of Xicor’s Common Stock on the last trading day of fiscal year 2002 and the exercise price of the option, multiplied by the number of shares subject to the option.

(3)	Exercisable options expired subsequent to December 31, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Other than the director and executive officer compensation arrangements described above and the transactions described below, there has not been since the beginning of our last fiscal year, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party, in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest.

      On May 8, 2002, we engaged Wayne Mascia Associates and Mr. Jere J. Hench as the commercial real estate broker to assist us in procuring space for the relocation of our headquarters previously located at 1511 Buckeye Drive, Milpitas, California. Mr. Hench is the brother-in-law of Geraldine N. Hench, our Vice President Finance and Chief Financial Officer. The landlord of the facility we relocated to paid all brokerage fees, including the brokerage fee of approximately $108,000 earned by Mr. Hench.

      In March 2003, we entered into an Agreement Regarding Loan with Robert C. Mahoney and Cheryl L. Mahoney, in connection with the sale by Mr. and Mrs. Mahoney of real property secured by our deed of trust. Mr. Mahoney served as our Vice President, Worldwide Sales until November 2002, at which time he left the Company. In March 2002, in connection with his employment with us, we provided Mr. and Mrs. Mahoney a loan in the original principal amount of $200,000, secured by the property purchased. In connection with their sale of the property in April 2003, Mr. and Mrs. Mahoney repaid Xicor the principal amount of $86,000 and entered into an unsecured promissory note payable to us for the remaining amount due under the loan in the principal amount of $114,000, with an annual interest rate of 2%, which must be repaid in semi-monthly installments of $2,972 until paid in full.

PERFORMANCE GRAPH

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

      Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

XICOR, INC., S&P 500 COMPOSITE INDEX
AND NASDAQ ELECTRONIC COMPONENTS STOCKS INDEX

	1997	1998	1999	2000	2001	2002

Xicor, Inc.	100	47	456	112	370	124
S&P 500	100	129	156	141	125	97
Nasdaq Electronic Components Stocks	100	138	258	156	123	85
S&P Technology 500	100	173	303	182	139

      The chart above shows a five-year comparison of the cumulative total return on Xicor, Inc. Common Stock, the Standard & Poor’s 500 Composite Index, and the Nasdaq Electronic Components Stocks Index assuming a $100 investment made on December 31, 1997. In previous years we compared the performance of our common stock in the graph above against Standard & Poor’s Technology 500 Index. However, due to the discontinuance of that index by S&P on January 1, 2002, the Company has selected a new index, the Nasdaq Electronic Components Stocks Index, to use in the performance graph.

PROPOSALS INTENDED TO BE PRESENTED AT NEXT ANNUAL MEETING

      Proposals of security holders intended to be presented at the next Annual Meeting of Shareholders of Xicor to be held in June 2004 must be received by Xicor for inclusion in Xicor’s Proxy Statement and form of proxy no later than January 2, 2004.

      The deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting for the year 2004 annual meeting is March 19, 2004. If a shareholder gives notice of such a proposal after the March 19, 2004, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the Company’s year 2004 annual meeting.

By Order of the Board of Directors

GERALDINE N. HENCH
Assistant Secretary

Milpitas, California

May 2, 2003

APPENDIX A

TO THE PROXY STATEMENT FOR THE 2003 ANNUAL SHAREHOLDERS MEETING

OF XICOR, INC.

CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

PURPOSE:

      The purpose of the Audit Committee of the Board of Directors of Xicor, Inc. (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•	Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

      In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

      The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors. The Audit Committee will consist of at least three members of the Board of Directors. Members of the Audit Committee must meet the following criteria (as well as any criteria required by the SEC):

•	Each member will be an independent director, as defined in (i) NASDAQ Rule 4200 and (ii) the rules of the SEC;

•	Each member will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements; and

•	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

      The responsibilities of the Audit Committee shall include:

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	Pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board of Directors, and to the extent there are relationships, monitoring and investigating them; (iii) reviewing the independent auditors’ peer review conducted every three years; (iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (v) reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements;

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•	Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies;

•	If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

•	As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors;

•	Reviewing and approving in advance any proposed related party transactions;

•	Reviewing its own charter, structure, processes and membership requirements;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

MEETINGS:

      The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance. The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, but not less than quarterly, to fulfill the responsibilities of the Audit Committee under this charter.

MINUTES:

      The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

      In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board of Directors as may be appropriate, consistent with the Committee’s charter.

COMPENSATION:

      Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

DELEGATION OF AUTHORITY:

      The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

XICOR, INC.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints LOUIS DINARDO and JULIUS BLANK, or any of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Shareholders of XICOR, INC. on June 3, 2003, and at any adjournment thereof, upon all matters as may properly come before the Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

SEE REVERSE SIDE

(To be Signed on Reverse Side)

SEE
REVERSE
SIDE

A	☒	Please mark your votes as in this example

The Board of Directors recommends a vote FOR the following matters to come before the meeting:

1.	Election of Directors For, except vote withheld from the following nominee(s):	FOR ☐	WITHHELD ☐	Nominees:	J. Daniel McCranie Louis DiNardo Julius Blank Andrew W. Elder John R. Harrington Emmanuel T. Hernandez	2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1) and (2), unless the shareholder specifies otherwise, in which case it will be voted as specified.

Signature(s)	Date

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.